Exhibit 10.21

SEPARATION AGREEMENT

This Separation Agreement (referred to as “the Agreement”) is made by and between J.D. Edwards & Company, J.D. Edwards World Solutions Company and J.D. Edwards World Source Company (collectively “J.D. Edwards”), corporations having their principal place of business at 7601 Technology Way, Denver, Colorado 80237, and John H. Bonde (referred to as “You” and by “Your”). You and J.D. Edwards are each referred to as a “party” and both are referred to as “parties”.

Whereas, Your employment with J.D. Edwards has been or will be, as the case may be, terminated effective December 31, 2002 (the “Elimination Date”); and

Whereas, You and J.D. Edwards desire to resolve any and all claims and disputes between You and J.D. Edwards, including, without limitation, those related to Your employment by, or separation from, J.D. Edwards or alleged representations, contracts, and agreements (written, oral, or implied) regarding Your employment by J.D. Edwards; and

In consideration of the mutual promises expressed herein and the payment to be made to You, You and J.D. Edwards agree as follows:

1.	Payments. No later than twenty (20) calendar days following the date this signed Agreement is received by J.D. Edwards, and provided that this Agreement has not been revoked by You under section 5, J.D. Edwards will pay You the gross sum of USD USD$500,000.00, which amount represents a lump-sum separation bonus of fifty-two (52) weeks (the period beginning on the Elimination Date and continuing for this number of weeks (the “Severance Period”)) of Your salary. Your medical, dental, and vision coverage, at no expense to You, will continue for a period of three (3) years from Your Elimination Date. The parties expressly agree that the payments made under this section exceed any compensation or benefits that You would otherwise be entitled to if You had not executed this Agreement. The payments will be reduced by any amounts owed J.D. Edwards, amounts that J.D. Edwards may be responsible for on a J.D. Edwards company program charge card, and the amount of applicable taxes withheld by J.D. Edwards, which will be withheld at the applicable withholding rate. If You become re-employed by J.D. Edwards within the Severance Period, You shall return to J.D. Edwards on a pro-rated basis any amounts paid under this Agreement. For example, if You receive USD$8,000.00 under this Agreement, Your Severance Period is four months, and You begin re-employment with J.D. Edwards two months after the Elimination Date, You shall pay J.D. Edwards USD$4,000.00 through payroll deduction or other means. This provision shall not apply if You become a consultant to J.D. Edwards. You shall have no duty to seek employment elsewhere or to mitigate the separation payments provided herein which shall continue to made as set forth. J.D. Edwards shall also provide You with outplacement services at no charge to You for a period of two (2) years from the Elimination Date with Lee Hecht Harrison.

2.	Release. You irrevocably and unconditionally release and forever discharge J.D. Edwards, J.D. Edwards’ past and present directors, officers, shareholders, employees, successors, attorneys, agents, representatives, and assigns (each a “Releasee”) from any and all liabilities, claims (including attorneys’ fees), demands, rights, and causes of actions, whether known or unknown, that You may have or claim to have against any Releasee, including, without limitation, those relating to Your employment by, or separation from, J.D. Edwards. Without limiting the generality of this section, and by way of example and not limitation, this section shall specifically apply to rights and claims under: Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act (ADEA) of 1967, as amended, the Older Worker

Benefit Protection Act, the Civil Rights of 1866 and 1871, the Civil Right Act of 1991, the Rehabilitation Act of 1973, Executive Order 11246, the Equal Pay Act of 1963, the Americans with Disabilities Act, Breach of contract, defamation, infliction of emotional distress, wrongful discharge, breach of a covenant of good faith and fair dealing, and any other federal, state or local statue, law, ordinance, regulation, order or principal of law. By signing this Agreement, you hove not filed nor caused to be filed, nor will You file except with respect to future charges under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, any charge, complaint, lawsuit, or other claim (collectively (“Claims”) against any Releasee and You specifically waive the right to recover any remedies. monetary or otherwise, that might be available if You file any such Claims. This Agreement may be used by any Releasee as a complete defense to any Claims asserted by You or anyone on Your behalf against a Release. If You of anyone on Your behalf violates this section of the Agreement, You shall pay all costs and expenses ( including reasonable attorney’s fees) incurred by a Releasee in defending against the claims.

Except as set forth in Section 7, Effect on existing agreements, J.D Edwards, its past and present directors, officers attorneys, agents, contractors and assigns irrevocably and unconditionally releases and forever discharges You from any and all liabilities, claims (including attorneys’ fees), demands rights, and causes of actions, whether known or unknown, that J.D. Edwards may have against You, including, without limitation, those relating to Your employment by, or separation from, J.D. Edwards,

3.	Mistake. Each party understands that. after the date of this Agreement, it may discover facts different from, of in addition to, those which it now knows or believes to be true with respect to the claims released or waived above and that, as part of the consideration contained in the Agreement, each party expressly assumes the risk that the Agreement was made on the basis of its mistake or mistakes of any nature whatsoever. Each Party intends that this Agreement shall not be rescinded, reform, modified, voided, or changed in any way on the basis of any mistake or mistakes made by its whatsoever.

4.	No Liability. The payment is not to be, and shall not be construed as, an admission of liability or wrongdoing on the part of any Releasee. No Releasee have admitted, nor do they admit, that they engaged in any wrongful or unlawful act. or that they violated any federal, state or local statue, law, regulation, ordinance, order, or principle of law, and further expressly deny such violation.

5.	Revocation. You have seven (7) calendar days after Your execution of this Agreement (the “Revocation Period”) in which to revoke this Agreement by so notifying Heather Ferguson at J.D. Edwards. This Agreement shall be effective the eighth day after Your execution of this Agreement (the “Effective Date”), provided that You have not revoked this Agreement.

6.	Future Cooperation/Noncompete. You shall cooperate, at J.D. Edwards’ expense, with J.D. Edwards in connection with any legal proceeding in which J.D. Edwards is or may become a party. In consideration of the payments set forth above, You agree not to perform services as an employee, consultant, or contractor with any of Ariba, Great Plains, i2, IFS, Intentia, Lawson, Manugistics, Onyx, Oracle, Paragon, PeopleSoft, Pivotal, QAD, SAP, Siebel, and Synquest for a period of one (1) year from the Effective Date of this Agreement.

7.	Effect on existing agreements. Notwithstanding this Agreement, the limited specific provisions of any agreements between You and J.D. Edwards relating to confidentiality, unfair competition, noncompetition, employee solicitations, inventions, and stock options are unaffected and remain in full force and effect. Confidential and Proprietary Information shall include but not be limited to any and all information you received as a result of Your employment with J.D. Edwards regarding its future plans, forecasts, mergers and acquisitions, product development plans, including architecture, operating system and platform direction, design and functionality, sales strategies, and market segmentation and verticalization. All other provisions of all other agreements between You and J.D. Edwards shall be superseded and become null and void upon the effective date of this Agreement, except for the Stock Option Agreement dated February 8, 2001 and any other agreement which relates to the Stock described in Section 9, stock. Effective two (2) business days after J.D. Edwards’ earning announcement of the results for the second full quarter following Your departure, You are hereby released from any obligations you may have under the J.D. Edwards’ insider trading policy. Except as set forth in Section 10, Miscellaneous, You shall promptly return to J.D. Edwards all J.D. Edwards’ property.

8.	Confidentiality/Non-disparagement. You shall not disclose the existence, facts, or terms of this Agreement to anyone other than Your immediate family, accountants, attorneys, or financial or tax advisors who have been advised of, and agree to maintain, its confidentiality. You shall not do or say anything that portrays J.D. Edwards or its management, employees, products, or services in a negative light.

9.	Stock. Effective as of Your Elimination Date, J.D. Edwards waives all restrictions related to the sale of the 20,000 restricted common stock of J.D. Edwards (other than contained in the J.D. Edwards Insider Trading Policy) which were granted to you pursuant to the J.D. Edwards 1997 Equity Incentive Plan, and all such shares shall be immediately vested and may be purchased for one cent ($.01) per share. Effective as of Your Elimination Date, the 250,000 stock options to purchase 250,000 shares of J.D. Edwards common stock which were granted to You pursuant to the Stock Option Agreement dated February 8, 2001 and the J.D. Edwards 1997 Equity Incentive Plan shall be fully vested. You shall have a period of two (2) years from Your Elimination Date to elect to exercise these 250,000 stock options at an exercise price of Eleven Dollars and 938/1000 ($11.938).

10.	Miscellaneous. This Agreement constitutes the complete and exclusive agreement between the parties concerning the subject matter hereof and supersedes any prior communication regarding such subject matter. This Agreement may not be canceled or modified unless in writing signed by You and a vice-president or more senior officer of J.D. Edwards. Any waiver of any default or breach of this Agreement shall be effective only if in writing and signed by an authorized representative of the party providing the waiver. No such waiver shall be deemed to be a waiver of any other or subsequent breach or default. In entering into this Agreement, You represent and warrant that You are not relying, and will not rely, on any promises, inducements, or representations made by or on behalf any Releasee with respect to the subject matter of this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, assigns, directors, officers, agents, and employees. This Agreement will be governed by the internal laws of the State of Colorado, without regard to conflict of law principles. If any judicial or administrative authority determines that any term of this Agreement is invalid or illegal, such determination shall not apply to the remaining terms of this Agreement and all remaining provisions of this Agreement shall remain in full force and effect. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. J.D. Edwards agrees to indemnify you for all fees and costs in accordance with the terms of Your Indemnification Agreement with J.D. Edwards which You incur in connection with any claim against you by a third party arising out of or related to Your employment as an officer of J.D. Edwards. In addition to the indemnification provided to you by J.D. Edwards under applicable corporate law, and J.D. Edwards Certificate of Incorporation and Bylaws, J.D. Edwards hereby agrees to indemnify you for all fees and costs which You incur in connection with any claim against You by a third party arising out of or related to Your employment as an officer of J.D. Edwards. Further, you shall continue to be as covered person under J.D. Edwards Directors and Officer

-

Liability insurance for three (3) years from Your Elimination Date. J.D. Edwards agrees it shall continue to make available to You Your home office and continue to pay the reasonable costs You incur for a DSL line, Your cell phone and home computer systems; provided, however, that You will provide access to J.D. Edwards to Your home computer to permit J.D. Edwards to remove all software which has been provided to You by J.D. Edwards while You were an employee. J.D. Edwards further agrees that You may utilize Ms. Eileen Donzal as Your temporary administrative assistant provided such use to limited and in no way interferes with her duties at J.D. Edwards.

YOU HAVE FULLY READ, UNDERSTAND THE SIGNIFICANCE AND CONSEQUENCES OF, AND FREELY AGREE TO BE BOUND BY THIS AGREEMENT. YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY REGARDING THE PURPOSE AND EFFECT OF THIS AGREEMENT BEFORE SIGNING.

YOU UNDERSTAND THAT APPLICABLE LAW PROVIDES YOU WITH FORTY-FIVE (45) CALENDAR DAYS IN WHICH TO CONSIDER THIS AGREEMENT. BY SIGNING THIS AGREEMENT BEFORE THE END OF THE 45-DAY PERIOD, YOU ARE INDICATING THAT YOU ARE FREELY WAIVING THE BALANCE OF THIS PERIOD.

YOU HAVE SEVEN (7) CALENDAR DAYS FROM THE DATE OF YOUR SIGNATURE BELOW IN WHICH TO REVOKE THIS AGREEMENT AS PERMITTED IN SECTION 5.

J.D. EDWARDS

By	/s/ Robert M. Dutkowsky (Authorized Signature)	/s/ John H. Bonde (Your Signature)
	Robert M. Dutkowsky (Print or Type Name)	John H. Bonde (Print or Type Name)
	Chairman, President and CEO (Title)	xxxxxxxxxx (Print Address)
2/5/03
(Date)

[*** USE BELOW WHEN YOU ARE NOT WITNESSING SIGNATURE]

STATE OF CALIFORNIA )
) ss
COUNTY OF LOS ANGELES )

SUBSCRIBED AND SWORN TO before me this 5th day of February,
2003 by John H. Bonde .

[SEAL]	Witness my hand and official seal.
/s/ Bruno J. Sartini Jr.
Notary Public

My commission expires: Feb. 21, 2006 .

4